SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )


Filed by the registrant [X]
Filed by party other than the registrant  [_]

Check the appropriate box:
[ ]   Preliminary proxy statement
[X]   Definitive proxy statement
[ ]   Definitive additional materials
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              ORYX TECHNOLOGY CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              Oryx Technology Corp.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X]   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-
      6j(2)
[ ]   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3)
[ ]   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(45) and 0-11

(1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2)   Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

- --------------------------------------------------------------------------------

(2)   Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

(3)   Filing party:

- --------------------------------------------------------------------------------

(4)   Date filed:

- --------------------------------------------------------------------------------

                              ORYX TECHNOLOGY CORP.
                              47341 Bayside Parkway
                            Fremont, California 94538


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Oryx Technology Corp., a Delaware corporation (the "Company"), will be held at 47341 Bayside Parkway, Fremont, California 94538 at 10:00 a.m. on Friday, September 20, 1996, for the following purposes:

      PROPOSAL 1.   To elect six (6) directors of the Company for terms expiring at the 1997 Annual Meeting;

      PROPOSAL 2.   To ratify the selection  of Price Waterhouse LLP as auditors of the Company's financial statements for the fiscal year ending February 28, 1997;

      PROPOSAL 3.   To  consider  and act upon a proposal to approve an increase in the number of shares which may be granted under the Company's 1993 Incentive and Nonqualified Stock Option Plan to 1,625,000 from 1,125,000 shares;

      PROPOSAL 4.   To consider and act upon a proposal to approve the Company's
1996 Directors' Stock Option Plan;

and to transact such other business as may properly come before the Meeting or any adjournments thereof.

      The close of business on August 9, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

PLEASE SIGN, DATE AND MAIL YOUR PROXY IN THE ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/Andrew Intrater
                                    --------------------------
                                    Andrew Intrater, Secretary

Dated:  August 21, 1996

                              ORYX TECHNOLOGY CORP.
                              47341 Bayside Parkway
                            Fremont, California 94538

                                 PROXY STATEMENT
                   ------------------------------------------

                               GENERAL INFORMATION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Oryx Technology Corp. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. on September 20, 1996 at 47341 Bayside Parkway, Fremont, California 94538, or at any adjournments thereof (the "Annual Meeting"), for the purposes set forth herein and in the foregoing Notice. This Proxy Statement and the accompanying Proxy are being mailed to the Company's stockholders on or about August 21, 1996.

      At the close of business on August 9, 1996, the record date fixed by the Board of Directors of the Company for determining those stockholders entitled to vote at the Annual Meeting (the "Record Date"), the outstanding shares of the Company entitled to vote consisted of 10,529,484 shares of Common Stock and 34,875 shares of Series A Preferred Stock. Each stockholder of record at the close of business on the Record Date is entitled to one vote for each share than held on each matter submitted to a vote of the stockholders.

      The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

      The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected (Proposal 1) by a plurality of the votes cast by the shares of Common Stock and Series A Preferred Stock represented in person or by proxy at the Annual Meeting. Under applicable Delaware state law, if a quorum exists, action on a matter other then the election of directors is approved if a majority of shares voting at the Annual Meeting in person or proxy favor the proposed action. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

      Abstentions and "broker non-votes" are counted as shares eligible to vote at the Annual Meeting in determining whether a quorum is present, but do not represent votes cast with respect to any Proposal. "Broker non-votes" are shares held by a broker or nominee as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

      A form of proxy is enclosed for use at the Annual Meeting. The proxy may be revoked by a stockholder at any time prior to the exercise thereof, and any stockholder present at the Annual Meeting may revoke his proxy thereat and vote in person if he or she so desires. When such proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted for the election of the nominees for directors named herein (unless authority to vote is withheld) and in favor of all other proposals stated in the Notice of Annual Meeting and described in this Proxy Statement.

      The Company's Annual Report for the fiscal year ended February 29, 1996 is enclosed with this Proxy Statement.


                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

Nominees
- --------

      Six (6) of the seven (7) current members of the Board of Directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until their successors are elected and qualified. The Board of Directors has nominated for election as directors the six (6) persons indicated in the following table. Mr. Bruce L. Schindler, who has served as a director since February 1995, has chosen not to stand for reelection. In the election of directors, the proxy holders intend, unless directed otherwise, to vote for the election of the nominees named below, all of whom are now members of the Board of Directors. It is not anticipated that any of the nominees will decline or be unable to serve as director. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated by the present Board of Directors to fill the vacancy.

MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

      The following table gives certain information as to each person nominated for election as a director:

                               Director
Name                     Age     Since      Positions
- ----                     ---     -----      ---------

Arvind Patel             49       1993      President, Chief Executive
                                            Officer and Director
Andrew Intrater          34       1993      Secretary, Treasurer and Director
Dr. John H. Abeles       51       1993      Chairman of the Board and Director
Jay M. Haft              60       1995      Director
Nitin T. Mehta           49       1995      Director
Ted D. Morgan            54       1996      Director

      ARVIND PATEL has served as Chief Executive Officer of the Company from its organization and President since June 1996. Between July 1993 and October 1993, Mr. Patel served as Executive Chairman of the Company. From October 1993 to the present, Mr. Patel has served as Chief Executive Officer of the Company. Mr. Patel has served as a Director of the Company from its organization to the present. Between February 1987 and June 1992, Mr. Patel was a General Partner of Praktek Corp. and Managing Director of its affiliate, Praktek Venture Fund, San Francisco, California, which provided asset management services and financing for various commercial entities especially those engaged in advanced technology operations. Prior thereto, between June 1985 and January 1987, Mr. Patel was President and Chief Executive Officer of Upstart Computer Corporation, Emeryville, California, a manufacturer of computer peripheral equipment. Mr. Patel received his B.S. in Mechanical Engineering and M.B.A. from London University.

      JOHN H.  ABELES,  M.D.,  has been a  director  of the  Company  since  its organization in July 1993 and of Advanced Technology, Inc. ("ATI"), its predecessor, commencing October 1991 and Chairman of the Board of the Company since October 1993. Since March 1992, Dr. Abeles has been General Partner of Northlea Partners Ltd. ("Northlea Partners"), Boca Raton, Florida, a private investment partnership. Since 1980, Dr. Abeles has been President of MedVest, Inc., Boca Raton, Florida, a business and financial consulting firm. Dr. Abeles serves on the Board of Directors of I-Flow Corporation, Irvine, California, a publicly traded company which manufactures infusion devices, DUSA Pharmaceuticals, Inc., a publicly traded company which is developing photodynamic therapy products, and Accumed International, Chicago, Illinois, a publicly traded company which produces diagnostic tests. He is President and a Director of Healthcare Acquisition Corporation, a publicly traded special purpose acquisition corporation.

      ANDREW INTRATER has been employed in various executive capacities with the Company since its organization in July 1993 and with ATI, the Company's predecessor corporation, since 1981. Mr. Intrater was Chief Operating Officer of ATI commencing May 1993 and Chief Operating Officer through November 1995. Mr. Intrater has also served as Secretary, Treasurer and a Director of the Company from its organization. Between September 1985 and May 1993, Mr. Intrater served as President of ATI and has been a director of the Company and its predecessor in interest since 1983. Mr. Intrater was also elected President of the Company's wholly- owned subsidiary, Oryx Instruments and Materials Corporation, following its organization. Mr. Intrater received his B.S. in Chemical Engineering from Rutgers University and M.S. in Materials Science from Columbia University.

      JAY M. HAFT has served as a director of the Company since February 1995. He is a strategic consultant of growth stage companies. He specializes in international corporate finance, mergers and acquisitions, and in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many of his clients, including high-tech companies, leading edge medical technology companies and technical product and marketing companies. He is a Managing General Partner of Venture Capital Associates, Ltd. and GenAm "1" Venture Fund, a domestic and international venture capital fund, respectively. Mr. Haft is a Director of numerous public and private corporations, including the following: Robotic Vision Systems, Inc.
(OTC), Noise Cancellation Technologies, Inc. (OTC), Extech Inc. (OTC), Healthcare Acquisition Corp. (OTC), CAS Medical Systems (OTC), Viragen, Inc.
(OTC) and PC Service Source, Inc. (OTC). He serves as Chairman of the Board for Noise Cancellation Technologies, Inc., Extech, Inc., and Healthcare Acquisition Corp. He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1995). He is a graduate of Yale College and Law School.

      NITIN T. MEHTA has served as a director of the Company since March 1995. He is CEO of Mehta & Company, Inc., a merchant banking firm founded in 1988 to assist companies in developing strategies to create wealth for their shareholders. He is also CEO and Chairman of Compex Services, Inc. Prior to founding Mehta & Company, he was a General Partner of an investment firm, Weiss, Peck and Greer Venture Partners. He was an investor and COO of James River-Handi-Kup Company. Prior to that he was Senior Vice President with Royal Viking Line. Several years prior to that, Mr. Mehta was with McKinsey & Company, an international management consulting firm. He serves on various Boards such as non-profit organizations including Fort Mason Center Foundation and the San Francisco Zoo. He holds a BSME summa cum laude from S.D. Tech, an MBA from the University of Wisconsin and a Doctorate in Business Policy from the Harvard Business School.

      TED D. MORGAN was recently elected as a director of the Company in April 1996. He is Founder and Managing Partner of Alternative Technologies International, Santa Rosa, California. Alternative Technologies International is an international financial advisory firm specializing in services for emerging growth companies with unique proprietary technologies. Prior to founding that company, he developed several companies including the Office Club which merged with Office Depot in 1990.

      Of the Company's seven current directors, Dr. Abeles, and Messrs. Mehta, Schindler, Haft and Morgan are independent directors. J.W. Charles Securities, Inc. and Corporate Securities Group, Inc., the Representatives of the Underwriters of the Company's public offering conducted in 1994, have been provided the right to designate a nominee to the Company's Board of Directors for a period of five years commencing April 6, 1994, and the Company's officers, directors and affiliated stockholders had agreed to vote in favor of such nominee during this period. The Representatives exercised this right in January 1995, nominating Mr. Schindler to be elected as a director, and he was duly appointed in February 1995. The Company has agreed with Yorkton Securities, the Placement Agent for the private placement of certain securities offerings conducted by the Company in 1996, that Yorkton Securities will have the right to nominate up to two Company directors. Of the current directors, Mr. Ted Morgan is the only designee and he was appointed in April 1996.

Board Committees and Annual Meetings
- ------------------------------------

      During the fiscal year ending February 29, 1996, there were 11 meetings of the Company's Board of Directors. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and the meetings of all Committees of the Board of Directors on which he served.

      The Audit Committee was established on March 28, 1995. The members of the Audit Committee are Nitin T. Mehta and Bruce L. Schindler, neither of whom are employees of the Company. In view of Mr. Schindler's decision not to stand for reelection, the Company will appoint another non-employee Director as a member of the Audit Committee. The functions of the Audit Committee are to define the scope of the audit, review the auditor's reports and comments, and monitor the internal auditing procedures of the Company. The Audit Committee met on June 27, 1996.

      The Compensation Committee was established on March 28, 1995. The members of the Compensation Committee are Dr. John H. Abeles, Jay M. Haft,and Nitin T. Mehta, none of whom is employed by the Company. The Compensation Committee makes recommendations with respect to compensation of senior officers and granting of stock options and stock awards. The Compensation Committee met on June 27, 1996.

      There is no Nominating Committee of the Board of Directors.

      In addition to the directors described above, ANDREW G. WILSON has served as Chief Financial Officer since November 1993. From October 1992 through September 1993, Mr. Wilson was Vice President- Finance and Operations and Chief Financial Officer for Meta Software, Inc., Campbell, California, a computer software company. From January 1988 through August 1992, Mr. Wilson was Vice President Finance and Chief Financial Officer for Interlink Computer Services Inc., Fremont, California, then a privately held company specializing in the development and sales of networking software. Mr. Wilson received his B.A. in Economics from the University of Manchester in Great Britain and is a member of the Institute of Chartered Accountants in both England and Wales.

                                   PROPOSAL 2:

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending February 28, 1997 and has further directed that management submit the selection of auditors for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP was first appointed independent auditors of the Company in August 1993. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

      MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3:

              APPROVE AMENDMENT OF THE COMPANY'S 1993 INCENTIVE AND
                   NON-QUALIFIED STOCK OPTION PLAN INCREASING
                  THE NUMBER OF SHARES AUTHORIZED TO BE ISSUED
                UNDER THE PLAN TO 1,625,000 FROM 1,125,000 SHARES

      In March 1993, in order to attract and retain personnel who possess a high degree of competence, experience and motivation, the Company's Board of Directors adopted and the stockholders of the Company approved the Company's 1993 Incentive and Nonqualified Stock Option Plan, as amended (the "Stock Option Plan"). At present, the Stock Option Plan, as approved by the Board of Directors of the Company, authorizes the Company to grant both incentive and nonqualified stock options to purchase 1,625,000 shares of the Company's Common Stock. The stockholders of the Company have previously approved amendments to the Stock Option Plan to increase the number of shares authorized to be issued under the Stock Option Plan to 1,125,000. On June 27, 1996, the Board of Directors approved an increase to 1,625,000 shares under the Stock Option Plan, and the Company is seeking ratification and authorization from the stockholders for such increase. The Company has at the present time 1,263,100 options outstanding or exercised under the Stock Option Plan. Accordingly, in order to continue to offer incentive compensation in the form of stock ownership in the Company and for the Company to be able to continue to issue stock options and other forms of stock-based incentive compensation under the Stock Option Plan, the Compensation Committee and the Board have deemed it advisable to amend the Stock Option Plan to increase the number of shares authorized to be issued under the Stock Option Plan to 1,625,000 from 1,125,000 shares. In the opinion of the Compensation Committee and the Board, the authorization to issue additional shares would provide the necessary flexibility to motivate and reward the employees of the Company in a manner that would improve the Company's financial performance. The affirmative vote of the holders of a majority of the shares of the Company's Common and Series A Preferred Stock voting at the Annual Meeting is necessary to approve the amendment to the Stock Option Plan.

      MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

Description of Incentive and Nonqualified Stock Option Plan
- -----------------------------------------------------------

      On March 3, 1993, the Company adopted its Incentive and Nonqualified Stock Option Plan under which, as subsequently amended and approved by the stockholders, 1,125,000 shares of Common Stock have been reserved for issuance to officers, directors, employees and consultants of the Company upon exercise of options designated as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 or upon exercise of nonstatutory options. The primary purpose of the Stock Option Plan is to attract and retain capable executives, employees, directors, advisory board members and other consultants by offering such individuals a greater personal interest in the Company's business by encouraging stock ownership. The Stock Option Plan is administered by the Compensation Committee consisting of outside members of the Board of Directors which will determine, among other things, the persons to be granted options, the number of shares subject to each option and the option price. The Stock Option Plan terminates on March 3, 2003.

      The exercise price of any incentive stock option granted under the Stock Option Plan to an eligible employee must be equal to the fair market value of the shares on the date of grant, and with respect to persons owning more than 10% of the outstanding Common Stock, the exercise price may not be less than 110% of the fair market value of the shares underlying such option on the date of grant. The Compensation Committee will determine the term of each option and the manner in which it may be exercised provided that no incentive stock option may be exercisable more than ten years after the date of grant, except for optionees who own more than 10% of the Company's Common Stock, in which case the option may not be for more than five years. Further, no director of the Company or other person who is not an employee of the Company will be eligible to receive incentive stock options. From the date of grant until three months prior to the exercise, the optionee must be an employee of the Company in order to exercise any options, except in the case of disability or death of the employee. Options are not transferable except upon the death of the optionee. In the event of disability, options must be exercised within twelve months of termination of employment as determined by the Compensation Committee. Nonqualified options will have similar terms except the exercise price therefor may not be less than 85% of the fair market value of the shares underlying such options, and the term of such nonqualified options may not extend beyond ten years and one week. The Compensation Committee has the power to impose additional limitations, conditions and restrictions in connection with the grant of any option.

      The Company has issued options to purchase an aggregate of 721,088 shares of Common Stock of the Company pursuant to the Plan to the following officers and key employees of the Company (as well as other employees of the Company) at the weighted average exercise prices described below:

                                                              Weighted
                                                              Average
                                      Number                  Exercise
      Name                          of Shares                  Price
      ----                          ---------                  -----

      Arvind R. Patel                 241,569                  $1.807
      Andrew Wilson                   110,719                  $1.959
      Andrew Intrater                  95,625                  $1.923
      Karen P. Shrier                  84,000                  $1.072
      Ronald N. Spaight                34,656                  $1.389
      Bernard Hall                     60,269                  $1.695
      James Intrater                   52,250                  $1.931
      Robert Jaynes                    30,000                  $2.000
      Thomas Landgraf                  12,000                  $1.375

Under the terms of the grant, the options will vest in various increments over various periods following the date of grant, except with respect to Messrs. Patel, Wilson, A. Intrater, Ms. Shrier and Messrs. Spaight, Hall, J. Intrater, Jaynes and Landgraf, as to whom options to purchase 64,888, 24,469, 24,375, 11,400, 2,500, 12,269, 12,500, 75,000 and 3,000, respectively, vested at the date of grant. In addition, in the event of an optionee's disability, all options granted will immediately vest, and in the event of an optionee's death, all options will similarly vest but expire one year thereafter. In the event the optionee voluntarily terminates his or her employment or should such employment be terminated by the Company, options that are vested through the date of termination may be exercised for a period of three months following the date of termination.

Additional Grants of Options
- ----------------------------

      In addition to the options issued pursuant to the Stock Option Plan, on August 1, 1993, the Company issued nonqualified options to Mr. William Wittmeyer to purchase 6,375 shares of Common Stock of the Company at an exercise price of $1.07 per share for services rendered in connection with the acquisition by the Company of IMCS. The options were immediately vested and expire five years following the date of vesting. On July 15, 1993, the Company issued nonqualified options to Mr. Arthur Barufka to purchase 15,000 shares of the Common Stock of the Company at an exercise price of $1.07 per share for financial advisory services unrelated to the initial public offering. The options were immediately vested and expire three years following the date of grant.

      On May 10, 1994, the Company issued nonqualified options to Materials Modification, Inc. and Ms. Renee Ford, consultants to the Company, to purchase 3,000 shares and 9,000 shares of Common Stock of the Company, respectively, at an exercise price of $1.07 per share. The options were immediately vested and expire ten years following the date of vesting.

Subsidiary Stock Plans
- ----------------------

      In November 1995, the Company's newly formed, wholly-owned subsidiaries, Oryx Power Products Corporation, Oryx Instruments and Materials Corporation and SurgX Corporation (collectively the "Subsidiaries"), each adopted stock option plans under which the Board of Directors of each of the subsidiaries granted options to management to purchase Class B common shares in the subsidiaries equal to at least their fair market values as determined by each Board of Directors. Class B common shares authorized for issuance in each of the Subsidiaries are identical to the 10,000,000 shares of Class A common shares owned by the Company, except the Class A common shares possess a liquidation preference. The Board of Directors authorized 1,500,000 million shares of Class B common shares for each of the three Subsidiaries to be available for issuance under these stock plans. Such options are not transferable except in the event of a public offering of the Subsidiaries' stock, and may be repurchased by the Company at its option. Grants under each of the plans are for amounts, vesting periods and option terms established by each subsidiary's Board of Directors.

      Subsidiary stock options granted, and which vest ratably over a five year period, are as follows:

Oryx Instrument and Materials Corporation                  920,000
Oryx Power Products Corporation                            992,000
SurgX Corporation                                          280,000

      The sole officer and/or director of the Company to receive options pursuant to the Subsidiary stock option plans was Andrew Intrater, Secretary, Treasurer and a director of the Company, who received options to purchase 340,000 shares of Oryx Instruments and Materials Corporation exercisable at $.45 per share.

                                   PROPOSAL 4:

                         APPROVAL OF THE COMPANY'S 1996
                          DIRECTORS' STOCK OPTION PLAN

      The Board of Directors of the Company and the Compensation Committee propose the establishment of a 1996 Directors Stock Option Plan (the "1996 Directors Plan") providing for formula-based non-qualified stock option grants to the Company's non-employee directors ("Outside Directors") in order to attract and retain Outside Directors who possess a high degree of competence, experience, leadership and motivation. A total of 120,000 shares of Common Stock will be reserved for issuance pursuant to the 1996 Directors Plan.

      At  the  Company's  1995  Annual  Stockholders'   Meeting,  the  Company's
stockholders  approved  the  establishment  of the 1995 Directors  Non-Qualified

Stock Option Plan (the "1995 Directors Plan") providing for grants to the Company's non-employee Outside Directors. Under previously enacted Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), option grants to officers and directors were not subject to the short-swing profit prohibitions set forth in Section 16(b) of the Exchange Act if the option plan was administered by the Board of Directors, if each member was "disinterested", or a committee of the Board, each member of which was "disinterested", i.e., a director who is not, during the one year period prior to service as an administrator of a plan, or during such service, was granted or awarded equity securities pursuant to the plan. Because the Company's 1993 Incentive and Non-Qualified Stock Option Plan does not provide for formula-based stock option grants, under then existing Rule 16(b), any option grants made thereunder to the Company's Outside Directors who also serve on the Compensation Committee, namely Dr. Abeles and Messrs. Haft and Mehta, would disqualify future and contemporaneous grants under the current program from the exemption provided in Rule 16b- 3. Accordingly, in order to reward the Outside Directors, attract additional Outside Directors, and align the Outside Directors' interests with those of the Company's stockholders, the Board of Directors and the Compensation Committee deemed it advisable to adopt the 1995 Directors Plan under which non-qualified stock options to purchase 225,000 shares of the Company's Common Stock could be granted to the Company's Outside Directors.

      A total of 225,000 shares of Common Stock were reserved for issuance and granted to the Company's Outside Directors upon exercise of non-qualified options. The 1995 Director's Plan is administered by the Compensation Committee of the Company's Board of Directors, which will at all times consist solely of Outside Directors. Under the 1995 Directors Plan, current Outside Directors, namely Dr. Abeles and Messrs. Haft, Mehta and Schindler, received options to purchase 45,000 shares of the Company's Common Stock exercisable at $1.81 per share, effective as of February 6, 1995. Mr. Ted D. Morgan, who was appointed to the Board of Directors on April 1, 1996, also received options to purchase 45,000 shares of the Company's Common Stock exercisable at $1.313 per share, effective as of April 1, 1996.

      Inasmuch as all of the options reserved for issuance under the 1995 Directors Plan have been granted, the Company and the Compensation Committee deemed it advisable to establish the 1996 Directors Plan for the same purpose. If approved, the 1996 Directors Plan will be administered by the Compensation Committee of the Company's Board of Directors, which will at all times consist solely of Outside Directors. Under the 1996 Directors Plan, Dr. Abeles and Messrs. Haft, Mehta and Schindler, received, subject to ratification by the stockholders, options to purchase 30,000 shares of the Company's Common Stock exercisable at $1.97 per share, effective as of April 1, 1996.

      All options granted under both the 1995 and 1996 Directors Plans will vest in three equal annual installments commencing with the date of grant, provided that the Outside Director continues to serve on the Company's Board of Directors. The exercise price of the options granted under such plans will be equal to the fair market value of the Company's Common Stock on the date of grant. The options are not transferable except upon the death of the optionee. In the event of an optionee's disability, all options granted will immediately vest, and in the event of an optionee's death, all options will similarly vest but expire one year thereafter. In the event the optionee voluntarily resigns from the Board of Directors or declines to stand for reelection, options that are vested through the date of such resignation or declination may be exercised for a period of three months thereafter. Of his remaining options to purchase 30,000 shares of Common Stock, Mr. Schindler will have the right to exercise options to purchase solely 10,000 shares on or prior to November 9, 1996. Both the 1995 and 1996 Directors Plans provide that they may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the rules thereunder. The Compensation Committee has the power to impose additional limitations, conditions and restrictions in connection with the grant of any option.

      MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1996 (i) by each person who is known to the Company to be the owner of more than five percent (5%) of the Company's Common Stock, (ii) by each of the Company's Directors, (iii) by each of the Company's executive officers, and (iv) by all Directors and executive officers of the Company as a group. As of May 31, 1996, there were issued and outstanding 10,020,668 shares of Common Stock of the Company.

                                            Number of
                                            Shares of
                                            Common Stock            Percent of
  Name and Address                          Beneficially            Beneficial
or Identity of Group                        Owned                   Ownership
- --------------------                        ------------            ---------

Arvind Patel (1)                               255,414                2.5%
47341 Bayside Parkway
Fremont, CA  94538

Andrew Intrater (2)                            204,526                2.0%
47341 Bayside Parkway
Fremont, CA  94538

Andrew Wilson (3)                               47,219                0.5%
47341 Bayside Parkway
Fremont, CA  94538

John Abeles (4)                                529,183                5.3%
2365 Northwest 41st Street
Boca Raton, FL  33431

Jay M. Haft(5)                                 144,600                1.4%
2 Grove Isle Dr, #1208B
Coconut Grove, FL  33122

Nitin T. Mehta (6)                             730,352                7.3%
58 Greenoaks Drive
Atherton, CA  94027

Ted D. Morgan (7)                               16,000                0.2%
5213 El Mecado Parkway
Santa Rosa, CA 95403(7)

Bruce L. Schindler (8)                         129,167                1.3%
2255 Glades Road, #324A
Boca Raton, FL  33431

Windstar Investments N.V.                      666,667                6.7%
200 East Broward Blvd.,
Suite 1900
Fort Lauderdale, FL  33302

Equitable Life Assurance                     1,000,000               10.0%
Society
City Place House
55 Basinghall Street
London EC2V 5DR

Valeo Limited                                  872,000                8.7%
4th Floor, Celtic House
Victoria Street
Douglas, Isle of Man
IM99 1QZ British Isles

Clarion Finanz AG                              690,000                6.9%
Muhlebachstrasse 42
8024 Zurich
Switzerland

All Officers and Directors
as a Group (8 persons) (9)                   2,056,461               20.5%

- -----------------

(1) Includes 95,460 shares subject to stock options and 35,000 shares held as a custodian for Mr. Patel's minor children. Also includes 16,096 shares of Common Stock issuable upon conversion of the 1996 Bridge Warrant (assuming $20,166 of principal and interest due under 1996 Bridge Note).

(2)   Includes 30,938 shares subject to stock options.

(3)   Includes 37,219 shares subject to stock options.

(4) Includes 323,008 shares of Common Stock held by Northlea Partners Ltd., a consultant to the Company, of which Dr. Abeles is the General Partner, and 35,000 shares issuable upon conversion of the Company's Series A Preferred Stock also held by Northlea Partners. Also includes 9,375 shares of Common Stock issuable upon exercise of certain Bridge Warrants. Includes 25,000 shares of Common Stock issuable upon conversion of Warrants, held by Northlea Partners. Also includes 40,000 shares subject to other stock options (including 10,000 shares subject to stockholder approval). Also includes 96,789 shares of Common Stock issuable upon conversion of the 1996 Bridge Warrant (assuming $121,000 of principal and interest due under 1996 Bridge Note).

(5) Includes 15,000 shares of Common Stock issuable upon conversion of warrants. Also includes 40,000 shares subject to stock options (including 10,000 shares subject to stockholder approval).

(6) Includes 213,333 shares of Common Stock held for the benefit of Mr. Mehta in a retirement account set up by Mehta & Co., Inc. Includes 30,000 shares subject to stock options (including 10,000 shares subject to stockholder approval). Also includes 117,019 shares of Common Stock issuable upon conversion of the 1996 Bridge Warrant (assuming $146,208 of principal and interest due under 1996 Bridge Note).

(7)   Includes 15,000 shares subject to stock options.

(8) Includes 66,667 shares of Common Stock owned by Mr. Schindler's wife, Judith A. Schindler. Also includes 13,124 shares issuable upon conversion of the Company's Series A Preferred Stock which are also held in trusts set up for his three children, for which Mr. and Mrs. Schindler are named as trustees. Also includes 9,375 shares of Common Stock issuable upon exercise of certain Bridge Warrants issued to Mrs. Schindler. Mr. Schindler disclaims any beneficial rights to all of the above shares and rights. Also includes 30,000 shares subject to stock options (including 10,000 shares subject to stockholder approval). Mr. Schindler has elected not to stand for reelection as a director of the Company.

(9) Includes an aggregate of 600,395 shares issuable upon exercise of warrants and stock options and conversion of Preferred Stock, included pursuant to notes (1)-(8).

Beneficial Ownership Reporting Compliance
- -----------------------------------------

      Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended February 29, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were completed except that Dr. John Abeles did not file one report (covering two transactions), Mr. Jay M. Haft did not file one report (one transaction), Mr. Nitin T. Mehta did not file one report (one transaction) and Mr. Bruce L. Schindler (not standing for reelection) did not file two reports (covering five transactions) in a timely manner.

                              CERTAIN TRANSACTIONS

      The Company was incorporated in Delaware on July 26, 1993, and on September 29, 1993 executed a Plan and Agreement of Merger with Advanced Technology, Inc., a New Jersey corporation and the Company's parent corporation and predecessor. ATI was organized on April 2, 1976 under the laws of the State of New Jersey. In connection with this merger, the Company exchanged with the stockholders of ATI an equal number of shares for the outstanding shares of capital stock of ATI outstanding at the time of the merger. The nominal number of shares of the Company outstanding at the time of the merger were cancelled as part of the Plan and Agreement of Merger. In addition, the Company exchanged 45,000 shares of its Series A Preferred Stock for the 45,000 shares of Series A Preferred Stock that were outstanding of the predecessor corporation and which had the same designations and preferences that had been established for the Series A Preferred Stock of the predecessor corporation.

      In May 1993, the Company entered into a Consulting Agreement with Mr. Bruce L. Schindler providing for him to serve as a management consultant to the Company until April 6, 1997, and also providing for a monthly consulting fee of $2,083.33. The Company believes that the Consulting Agreement entered into with Mr. Schindler was fairly priced relative to services that were available from other unaffiliated third parties in view of Mr.
Schindler's background and experience.

      In May 1993, ATI issued an aggregate of $375,000 principal amount of its secured promissory notes at an interest rate equal to the published prime rate of THE WALL STREET JOURNAL, but not to exceed 9% per annum, and 45,000 shares of its Series A $25 2% Convertible Cumulative Preferred Stock convertible into 525,000 shares of Common Stock of the Company. The notes were retired from the proceeds of the Company's public offering completed in April 1994. Northlea Partners, of which Dr. John Abeles is the General Partner, acquired $25,000 principal amount of such promissory notes and 3,000 shares of Series A Preferred Stock, and members of the family of Mr. Bruce L. Schindler acquired $9,375 principal amount of such promissory notes and 1,125 shares of Series A Preferred Stock.

      On March 21, 1994, the Company issued $150,000 principal amount of its short-term promissory notes with interest at a rate equal to 9% per annum. The Company also issued its Bridge Warrants to purchase an aggregate of 37,500 shares of Common Stock at an exercise price equal to 65% of the offering price per share (attributing no value to the Warrants). The notes were repaid on April 6, 1994 from the proceeds of the Company's public offering of its securities. Mrs. Judith A. Schindler, the wife of Mr. Bruce L. Schindler, a current Director of the Company, acquired $75,000 principal amount of such short-term promissory notes and received Bridge Warrants to purchase 18,750 shares of Common Stock. In March, 1995, Mrs. Schindler transferred Bridge Warrants to purchase 9,375 shares of Common Stock to Dr. Abeles, Chairman of the Board and a Director of the Company.

      On May 10, 1994, the Company issued options to purchase 3,000 shares of Common Stock of the Company to Materials Modification, Inc. at an exercise price of $1.07 per share, as well as 2,679 shares of Common Stock of the Company in lieu of cash in consideration for consulting services related to research and development contracts. Also on such date, the Company issued options to purchase 9,000 shares of Common Stock of the Company to Ms. Renee Ford at an exercise price of $1.07 per share, as well as 536 shares of Common Stock of the Company in lieu of cash, in consideration for consulting services related to research and development contracts.

      In November 1994, the Company completed a warrant issuance which resulted in the issuance of warrants to purchase approximately 379,000 shares of Common Stock at a price of $2.00 per share producing proceeds to the Company of approximately $280,000 or approximately $.74 per share. Northlea Partners, Ltd., a partnership whose General Partner is Dr. John H. Abeles, the Chairman of the Board of the Company, acquired warrants with the right to purchase 25,000 shares of Common Stock for $18,750. Mr. Jay M. Haft, a Director of the Company acquired warrants with the right to purchase 15,000 shares of Common Stock for $11,250.

      In May 1995, the Company completed a private placement consisting of 2,536,290 shares of Common Stock pursuant to which the Company received proceeds of approximately $1,900,000. Northlea Partners, Ltd., acquired for a consideration of $150,000, 200,000 shares of this private placement. Mr. Nitin
T. Mehta, a Director of the Company, acquired for himself and through his retirement account set up by Mehta & Co., Inc., 573,334 shares of Common Stock for a consideration of $430,000 principal amount. Mrs. Judith A. Schindler, wife of Bruce L. Schindler, a current Director of the Company, acquired for a consideration of $50,000, 66,667 common shares of this private placement. Jay M. Haft, a Director of the Company, acquired 89,600 shares of Common Stock for $67,200 consideration. Andrew Wilson, the Company's Chief Financial Officer, acquired 10,000 shares for $7,500 consideration. Arvind Patel, the Company's Chief Executive Officer and a Director, acquired for himself and his two children a total of 40,000 shares for a consideration of $30,000.

      In February 1996, the Company issued warrants to purchase 332,551 shares of Common Stock at a per share price of $1.25 in connection with a bridge loan made to the Company which was subsequently repaid. Northlea Partners, Ltd. received warrants to purchase 96,789 shares of Common Stock relating to this bridge loan. Mr. Nitin Mehta received warrants to purchase 117,049 shares of Common Stock relating to this bridge loan. Arvind Patel received warrants to purchase 16,096 shares of Common Stock relating to this bridge loan.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

Name and
Principal               Fiscal                              Other Annual
Position                Year        Salary      Bonus       Compensation*
- --------                ----        ------      -----       -------------

Arvind Patel,           1996       $140,996     $ --            $3,600
CEO                     1995       $128,397     $ --            $ --
                        1994       $ 97,821     $ --            $ --

Andrew Intrater         1996       $103,063     $ --            $8,578*
President, Trea-        1995       $ 93,583     $ --            $8,578*
surer and Secretary     1994       $ 82,538     $ --            $8,578*

Andrew Wilson           1996       $108,064     $ --            $ --
                        1995       $ 97,563     $ --            $ --
                        1994       $ 25,307     $ --            $ --

Kailash Joshi           1995       $133,211     $ --            $ --
President               1994       $ 64,744     $ --            $ --

- ----------------

* Other compensation in relation to Mr. Intrater consists of premiums paid on behalf of Mr. Intrater for term life insurance in the face amount of $1,000,000 which is payable to Mr. Intrater's beneficiary upon his death, less the amount of the premiums theretofore paid on his behalf which are remitted to the Company. The table does not include other amounts for personal benefits received by employees in general. The Company also acquired key man insurance on the life of Mr. Patel of which it is the beneficiary. The Company believes that the incremental costs of such benefits to each of the identified executive officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such executive officers.

      The following table sets forth as to the Chief Executive Officer and each of the executive officers named under the Summary Compensation Table, certain information with respect to grants of options to purchase shares of Common Stock of the Company as of and for the year ended February 29, 1996.

                               Option/SAR Grants
                         Year Ended February 29, 1996

                        Number of         % of Total
                        Securities        Options/
                        Underlying        SARs           Exercise
                        Option/SARs       Granted to     or Base         Expira-
                        Granted           Employees      Price           tion
                        Number (#)        in 1996        ($ per Share)   Date
                        ----------        -------        -------------   ----

Arvind Patel               -0-               $ -            $ -             -
Andrew Intrater            -0-               $ -            $ -             -
Kailash Joshi              -0-               $ -            $ -             -
- --------------------------


Employment Agreements
- ---------------------

      The Company has entered into an employment agreement dated as of April 15, 1993 with Mr. Arvind Patel, terminable immediately by either party, providing for annual compensation of $137,000 during the term of the agreement. In the event Mr. Patel dies, becomes disabled or is terminated without cause by the Company, he or his estate will receive his annual compensation for six months. Mr. Patel has also entered into a non-competition agreement with the Company which precludes his engagement in competitive activities during the term of his employment, precludes him from soliciting customers and employees of the Company for a period of twelve months following termination of his employment, and also requires Mr. Patel to maintain the confidentiality of information and proprietary data relating to the Company and its activities.

      The Company has also entered into an employment agreement dated as of May 3, 1993 with Mr. Andrew Intrater, terminable immediately by either party, providing for annual compensation of $100,000 during the term of the agreement. In the event Mr. Intrater is terminated without cause by the Company, he will receive his annual compensation for a period of six months. Mr. Intrater has also entered into a non-competition agreement with the Company which precludes his engagement in competitive activities during the term of his employment, precludes him from soliciting customers and employees of the Company for a period of twelve months following termination of his employment, and also requires Mr. Intrater to maintain the confidentiality of information and proprietary data relating to the Company and its activities.

      The Company plans to establish during its 1997 fiscal year a bonus incentive program for its executive management personnel pursuant to which executives will have the opportunity to earn as a bonus up to 30% of their base salary based on a combination of individual performance and profitability of the Company or product line. The program will be administered by an independent compensation committee of the Board of Directors, consisting of Messrs. Abeles and Mehta.

      Dr. John H. Abeles, the Company's Chairman of the Board and a director of the Company since October 1991, received a bonus of $1,600 which was awarded to him by the Board of Directors in October 1993 for general services provided to the Company as an unpaid director and his agreement to serve as Chairman of the Board.

      The Company currently offers basic health and major medical insurance to its employees. The Company has adopted a non-contributory 401(k) Plan for its employees who wish to participate on a voluntary basis, but no retirement, pension or similar program has been adopted by the Company.

Remuneration of Non-Employee Directors
- --------------------------------------

      Each member of the Board of Directors who is not an employee of the Company is compensated for his services as a Director as follows: $750.00 for each Board Meeting attended in person, and $250.00 for each Board Meeting attended by telephone.

                                 OTHER MATTERS

Expenses of Solicitation
- ------------------------

      The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company, and the entire cost of such solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company, by personal interview, telephone and telegraph. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

Financial and Other Information
- -------------------------------

      All financial information is incorporated by reference to the information contained in the Financial Statements included in the Company's Annual Report to security holders. COPIES OF THE COMPANY'S COMPLETE ANNUAL REPORT ON FORM 10-KSB ARE AVAILABLE UPON REQUEST WITHOUT CHARGE MADE TO THE COMPANY'S CORPORATE OFFICES.

Stockholder Proposals
- ---------------------

      Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than April 15, 1997, in order to be included in the proxy statement and proxy relating to that Annual Meeting.

Discretionary Authority

      The Annual Meeting is called for the specific purposes set forth in the Notice of Annual Meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement the only matters which management intends to present, or is informed or expects that others will present for action at the Annual Meeting, are those matters specifically referred to in such Notice. As to any matters which may come before the Annual Meeting other than those specified above, the proxy holder will be entitled to exercise discretionary authority.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    /s/Andrew Intrater
                                    -------------------------------------
                                    Andrew Intrater
                                    Secretary


Dated:    August 21, 1996
          Fremont, California

                              ORYX TECHNOLOGY CORP.
                             47341 Bayside Parkway,
                               Freemont, CA 94538

                                      PROXY

The undersigned hereby constitutes and appoints Arvind Patel as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all shares of common stock of the Company held of record by the undersigned on August 9, 1996, at the Annual Meeting of Stockholders to be held on September 20, 1996, or any adjournment thereof.


1.    Election of Directors
      FOR all nominees listed below             WITHHOLD AUTHORITY to vote
      (except as marked to the                  for all such nominees listed
      contrary)                                       below
                  ---                                       ---
                  ---                                       ---
            John H. Abeles
            Andrew Intrater
            Jay M. Haft
            Nitin T. Mehta
            Ted D. Morgan
            Arvind Patel

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE PLEASE DRAW A LINE THROUGH THAT NOMINEE'S NAME)

2. To ratify the appointment of Price Waterhouse LLP as auditors of the Company's financial statements for the fiscal year ending February 28, 1997;

            ---               ---                     ---
            --- FOR           --- AGAINST             --- ABSTAIN

3. To approve an increase in the number of shares which may be granted under the Company's 1993 Incentive and Nonqualified Stock Option Plan;

            ---               ---                     ---
            --- FOR           --- AGAINST             --- ABSTAIN

4.   To approve the Company's 1996 Directors' Stock Option Plan.

            ---               ---                     ---
            --- FOR           --- AGAINST             --- ABSTAIN


5. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This Proxy is solicited on behalf of the Board of Directors of ORYX TECHNOLOGY CORP. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposals 2, 3, and 4.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to the Annual Meeting. If you received more than one proxy card, please date, sign and return all cards in the accompanying envelope.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                          ----------------------------------
                                          Signature

                                          ----------------------------------
                                          Signature If Held Jointly

                                          ----------------------------------
                                          (Please Print Name)

                                          ----------------------------------
                                          Number of Shares Subject to Proxy

Dated:                       , 1996
      -----------------------